EXHIBIT 99.1

                                  NEWS RELEASE

                                                               Company Contacts:
                                       Investors: Frank Hopkins or Chris Paulsen
                                      Media and Public Affairs:   Susan Spratlen
                                                                  (972) 444-9001

             Pioneer Agrees to Sell Interest in Offshore Gabon Block

Dallas, Texas, June 16, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) today announced that is has agreed to sell its interest in the Olowi block offshore Gabon to an undisclosed party for expected net proceeds of approximately $49 million. Pioneer retained the potential to receive additional payments for oil produced from any deeper reservoirs discovered on the block. The transaction is expected to close by the end of the third quarter and is subject to receiving government agreement as to certain provisions of the production sharing contract covering the block.

As a result of this agreement, Pioneer will reverse its previously recorded tax benefit of $27 million associated with the decision to exit Gabon made during the fourth quarter of 2004. The reversal will be recorded as deferred tax expense during the second quarter of 2005. The gain on sale of approximately $49 million will be recorded upon closing, expected during the third quarter of 2005.

"Since we made the decision last fall not to develop the Olowi field, oil prices covering the potential production period for the field have risen significantly. As a result, we reevaluated the Olowi project and reconsidered our options for capturing its potential value. We sought and received bids from potential partners interested in jointly developing the field and from parties interested in an outright purchase of our entire interest. Ultimately, we determined that the best option was to sell our interest and realize the value of the Olowi field while keeping our resources directed toward our other higher-impact projects," stated Scott D. Sheffield, Pioneer's Chairman and CEO.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, Nigeria, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.


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